                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 5                                                      OMB APPROVAL
                                                   -----------------------------
[X] Check this box if no longer                    OMB NUMBER:  3235-0362
    subject to Section 16. Form 4                  Expires:  April 30, 1997
    or Form 5 obligations may                      Estimated average burden
    continue. SEE Instruction 1(b).                hours per response ...... 1.0
                                                   -----------------------------
[_] Form 3 Holdings Reported

[_] Form 4 Transaction Reported


              ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP



    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

   Sincox                            David
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  (Last)                             (First)                         (Middle)

   12100 Technology Boulevard
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                                    (Street)

   Austin                             Texas                           78727
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  (City)                             (State)                          (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   SI Diamond Technology, Inc. (SIDT)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

   1996
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5. If Amendment, Date of Original   (Month/Day/Year)

          2/14/97
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6. Relationship of Reporting Person to Issuer
       (Check all applicable)


             X    Director                         10% Owner
           -----                           ------

                  Officer (give                    Other (Specify
           -----           title below)    ------         below)


                   ----------------------------------

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
                         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1. Title of Security        2. Trans-   3. Trans-      4. Secuirties Acquired (A)  5. Amount of        6. Ownership  7. Nature
   (Instr. 3)                  action      action         or Disposed of (D)          Securities          Form:         of Indirect
                               Date        Code                                       Beneficially        Direct        Beneficial
                                          (Instr. 8)      (Instr. 3,4 and 5)          Owned at End       (D) or         Ownership
                              (Month/                  --------------------------     Of Issuer's         Indirect     (Instr. 4)
                               Day/                     Amount   (A) or    Price      Fiscal Year        (I)
                               Year)                             (D)                 (Instr. 3 and 4)    (Instr. 4)
--------------------------  ----------  ------  ----   --------  ------    ------   ----------------   ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

--------------------------    ----------  ------  ----   --------  ------    ------     -------------- ------------  -------------

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                  (Print or Type Responses)


                                                                         (Over)
                                                                SEC 2270 (3/91)

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

FORM 5 (continued)


                          Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                  (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security  2. Conversion    3. Transaction  4. Transacation   5. Number of Derivative      6. Date Exercisable
  (Instr. 3)                        or Exercise      Date            Code              Securities Acquired (A)      and Expiration
                                    Price of        (Month Day       (Instr. 8)        or Disposed of (D)           Date
                                    Derivative       Year)                            (Instr. 3, 4, and 5)         (Month, Day
                                    Security                                                                        Year)
                                                                                    --------------------------   -------------------
                                                                                        (A)        (D)            Date    Expiration
                                                                                                                  Exer-   Date
                                                                                                                  cisable
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------
Stock Option (Right to Buy)       $2.3125          07/29/96        J(1)                20,000                    (1)       07/29/06
-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------

-------------------------------  --------------   --------------  --------  -----   --------------- ----------   -------------------


7. Title and Amount of    8. Price of Derivative  9. Number of Derivative     10. Ownership of             11. Nature of the
   Underlying Securities     Security (Instr. 5)     Securities Beneficially      Derivate Securitiy:          Indirect Beneficial
  (Instr. 3 AND 4)                                   Owned at End of Year         Direct (D) or                Ownership (Instr. 4)
                                                     Instr. 4)                    Indirect (I) (Instr. 4)
------------------------
  Title       Amount or
              Number of
              Shares
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------
Common Stock     20,000                                     40,000                        D
------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

------------------------  ----------------------  --------------------------  ---------------------------  ------------------------

Explanation of Responses:
(1) Grant to Reporting Person of option to purchase 20,000 shares of Common Stock under the Amended and Restated SI Diamond Technology, Inc. 1992 Outside Directors' Stock Option Plan (the "Plan") in a transaction under old Rule 16b-3. The vesting schedule for these options is as follows:

    (a) 10/29/96--1,250 shares
    (b) 01/29/97--1,250 shares
    (c) 04/29/97--1,250 shares
    (d) 07/29/97--1,250 shares
    (e) 07/29/98--5,000 shares
    (f) 07/29/99--5,000 shares
    (g) 07/29/00--5,000 shares

**Intentional misstatements or omissions of facts constitute Federal Criminal
  Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



                              /S/ DAVID R. SINCOX                    2/13/97
                              _______________________________    ______________
                              **Signature of Reporting Person         Date


Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, See Instruction 6 for procedure.


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                                                                 SEC 2270 (3/91)